WNC & ASSOCIATES, INC.








                                January 21, 2002



To all Limited Partners of WNC California Housing Tax Credits II, L.P.

This is to notify you that the general partner is extending the deadline for the return of the consent form with regard to proxy material which was first mailed to you on November 30, 2001. The new deadline has been extended to July 31, 2002.

Since we have not received your consent form, we have enclosed another form along with a return envelope and the Consent Solicitation Form. The general partner recommends that you vote "For" both proposal number one and proposal number two. Please vote, sign and return the consent to us at your earliest convenience.

Should you have any questions please feel free to contact Shelly Taylor, Director of Investor Services, at (800) 286-1135, ext. 118, or email at investorservices@wncinc.com.

Sincerely yours,

WNC & Associates, Inc.









                                                   [GRAPHIC OF EAGLE OMITTED]



           3158 Redhill Avenue, Suite 120 o Costa Mesa, CA 92626-3416
                  o Phone (714) 662-5565 o Fax (714) 708-8493